Exhibit 10.17

April 1, 2015 BayBoston Capital L.P. 1280 Centre Street, Suite 2 Newton Center, MA 02459 Attention: Carlos Garcia Re: Board Seat and Holdings Confirmation Dear Carlos: This letter will confirm our mutual understanding that BayBoston Capital L.P. (the "Fund") shall have the right to designate one board member of Professional Holdings Corp. (the "Company") as well as its wholly owned subsidiary, Professional Bank (the "Bank"). The Company agrees to take all necessary steps to cause the prompt appointment (within 45 days of the closing date of Fund's acquisition of Class A Voting Common Stock of the Company, as described in further detail below) of such designee to the Board of Directors of the Company and Bank for a term expiring at the 2018 annual meeting. The Fund's initial designee is Carlos Garcia. The Company agrees that if a vacancy occurs because of the death, disability, disqualification or legal inability to serve of the Fund's designee, prior to the expiration of such term, the Fund shall be entitled to designate a replacement, and, in the meantime, the vacant board seat shall not be filled. In addition, this letter will serve as confirmation that the Fund's purchase of 339,073 shares of Class A Voting Common Stock, for a total dollar purchase price of $3,729,803, on or about the date hereof is less than or equal to 9.9% of the voting power and contributed capital of the Company. Sincerely, PROFESSIONAL HOLDING CORP. By: Name: Daniel R. Sheehan Title: Chairman & CEO Acknowledged and Agreed: BAYBOSTON CAPITAL L.P. By: BayBoston Capital G.1:tt LLC, its general partner Name: Carlos M Garak Title: Manager